JETBLUE AIRWAYS REPORTS JUNE TRAFFIC

New York, NY (July 12, 2018) -- JetBlue Airways Corporation (NASDAQ: JBLU) reported its preliminary traffic results for June 2018. Traffic in June increased 7.8 percent from June 2017, on a capacity increase of 5.9 percent. Load factor for June 2018 was 87.0 percent, an increase of 1.5 points from June 2017. JetBlue’s preliminary completion factor was 99.0 percent and its on-time (1) performance was 73.8 percent.

The following reflects revised guidance for the second quarter of 2018:

•
Second quarter revenue per available seat mile (RASM) is expected to decrease approximately 1.2 percent year-over-year, consistent with the prior guidance range of (2.5) percent to (0.5) percent. As previously disclosed, second quarter RASM includes a 2.5 point headwind from holiday placement as well as a 1.25 point headwind from completion factor and co-brand incentive payments for the second quarter of 2017.

•	JetBlue expects fuel cost per gallon between $2.28 and $2.30 in the second quarter.

JETBLUE AIRWAYS TRAFFIC RESULTS

	June 2018	June 2017	% Change
Revenue passenger miles (000)	4,398,796	4,078,977	7.8%
Available seat miles (000)	5,056,747	4,772,790	5.9%
Load factor	87.0%	85.5%	1.5 pts.
Revenue passengers	3,680,435	3,453,493	6.6%
Departures	31,344	30,213	3.7%
Average stage length (miles)	1,082	1,066	1.5%

	Y-T-D 2018	Y-T-D 2017	% Change
Revenue passenger miles (000)	24,908,668	23,532,265	5.8%
Available seat miles (000)	29,162,399	27,825,578	4.8%
Load factor	85.4%	84.6%	0.8 pts.
Revenue passengers	20,803,596	20,023,852	3.9%
Departures	179,734	175,959	2.1%
Average stage length (miles)	1,093	1,074	1.8%

(1) The U.S. Department of Transportation considers on-time arrivals to be those domestic flights arriving within 14 minutes of schedule.
JetBlue is New York's Hometown Airline®, and a leading carrier in Boston, Fort Lauderdale-Hollywood, Los Angeles (Long Beach), Orlando, and San Juan. JetBlue carries more than 40 million customers a year to 102 cities in the U.S., Caribbean, and Latin America with an average of 1,000 daily flights. For more information please visit jetblue.com.

CONTACTS

JetBlue Investor Relations
Tel: +1 718 709 2202
ir@jetblue.com

JetBlue Corporate Communications
Tel: +1 718 709 3089
corpcomm@jetblue.com